Exhibit 99.1

SPANISH BROADCASTING SYSTEM, INC. REPORTS

RESULTS FOR THE FIRST QUARTER 2013

MIAMI, FLORIDA, May 15, 2013 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the first quarter ended March 31, 2013.

Financial Highlights

	Quarter Ended
(in thousands)	March 31,		%

	2013	2012	Change

Net revenue:
Radio	$ 32,959	27,778	19%
Television	6,144	4,316	42%

Consolidated	$39,103	32,094	22%

OIBDA, a non-GAAP measure*:
Radio	$ 12,269	9,513	29%
Television	(179)	(829)	78%
Corporate	(2,430)	(2,352)	(3%)

Consolidated	$ 9,660	6,332	53%

*	Please refer to the Non-GAAP Financial Measures section for a definition and reconciliation from a non-GAAP to GAAP financial measure.

Discussion and Results

“We generated double digit increases in our revenue and cash flow during the first quarter,” commented Raul Alarcón, Jr., Chairman and CEO.  “We are benefitting from the investments we have made in our multi-media platform and sales efforts, as we expand our revenue profile and drive creative marketing opportunities for our advertising partners.  Leveraging our audience reach and relationships in the talent arena, we have increasingly demonstrated our ability to drive attendance at special events and deliver returns on our investment.  At the same, we continue to carefully manage our costs and expect our TV operations to return to profitability for the remainder of the year.  Our audience shares have remained strong and we are seeing an improvement in the advertising environment.  As a result, we remain optimistic that we can continue to generate improved results in the year ahead.”

Spanish Broadcasting System, Inc.	Page 2

Quarter Results

For the quarter-ended March 31, 2013, consolidated net revenues totaled $39.1 million compared to $32.1 million for the same prior year period, resulting in an increase of $7.0 million or 22%.  Our radio segment net revenues increased $5.2 million or 19%, primarily due to special events revenue, national, barter, local and interactive sales. The increases in special events revenue, barter and interactive sales occurred throughout most of our markets.  The increase in national sales was mainly in our Los Angeles market.  The local sales increase took place in our Puerto Rico, New York and Los Angeles markets, offset by decreases in our Chicago and San Francisco markets.   Our television segment net revenues increased $1.8 million or 42%, largely due to the increase in special events revenue, offset by a decrease in national and local spot sales and integrated sales.

OIBDA, a non-GAAP measure, totaled $9.7 million compared to $6.3 million for the same prior year period, representing an increase of $3.3 million or 53%.  Our radio segment OIBDA increased $2.7 million or 29%, primarily due to the increase in net revenues of $5.2 million, offset by the increase of station operating expenses of $2.4 million. Radio station operating expenses increased mainly due to special events expenses and barter expenses, offset by decreases in commissions and music license fees.  Our television segment OIBDA increased $0.6 million or 78%, largely due to the increase in net revenues of $1.8 million, offset by the increase in station operating expenses of $1.2 million.  Television station operating expenses increased primarily due to the increase in special events expenses, offset by decreases in compensation and benefits, originally produced programming costs, facilities expenses and a reduction in broadcasting rights fees related to our former Chicago outlet. Our corporate expenses increased by 3%, mostly due to an increase in professional fees, offset by a decrease in compensation and benefits related to prior year bonuses.   Please refer to the Non-GAAP Financial Measures section for a definition of OIBDA and reconciliation from a non-GAAP to GAAP financial measure.

Operating income totaled $7.3 million compared to $4.8 million for the same prior year period, representing an increase of $2.5 million or 52%.  This increase in operating income was attributed to the increase in revenue.

First Quarter 2013 Conference Call

We will host a conference call to discuss our first quarter 2013 financial results on Thursday, May 16, 2013 at 11:00 a.m. Eastern Time.  To access the teleconference, please dial 412-317-6789 ten minutes prior to the start time.

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, June 12, 2013 which can be accessed by dialing 877-344-7529 (U.S.) or 412-317-0088 (Int’l), passcode: 10028469.

There will also be a live webcast of the teleconference, located on the investor portion of our corporate Web site, at www.spanishbroadcasting.com/webcasts.shtml . A seven day archived replay of the webcast will also be available at that link.

Spanish Broadcasting System, Inc.	Page 3

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and owns 21 bilingual websites, including www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

This press release contains certain forward-looking statements.  These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release.  Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations.  Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology.  Factors that could cause actual results, events and developments to differ are included from time to time in the Company’s public reports filed with the Securities and Exchange Commission.  All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
José I. Molina	Brad Edwards
Vice President of Finance	Brainerd Communicators, Inc.
(305) 441-6901	(212) 986-6667

Spanish Broadcasting System, Inc.	Page 4

Below are the Unaudited Condensed Consolidated Statements of Operations for the three-months ended March 31, 2013 and 2012.

	Three-Months Ended
	March 31,

Amounts in thousands, except per share amounts	2013	2012

	(Unaudited)
Net revenue	$ 39,103	32,094
Station operating expenses	27,013	23,410
Corporate expenses	2,430	2,352
Depreciation and amortization	1,358	1,453
(Gain) loss on the disposal of assets, net	(13)	—
Impairment charges and restructuring costs	1,000	56

Operating income	7,315	4,823
Interest expense, net	(9,931)	(6,838)
Loss on early extinguishment of debt	—	(391)

Loss before income taxes	(2,616)	(2,406)
Income tax expense	137	1,257

Net loss	(2,753)	(3,663)
Dividends on Series B preferred stock	(2,482)	(2,482)

Net loss applicable to common stockholders	$ (5,235)	(6,145)

Net loss per common share:
Basic & Diluted	$ (0.72)	(0.85)

Weighted average common shares outstanding:
Basic & Diluted	7,267	7,267

Spanish Broadcasting System, Inc.	Page 5

Non-GAAP Financial Measures

Operating Income (Loss) before Depreciation and Amortization, (Gain) Loss on the Disposal of Assets, net, and Impairment Charges and Restructuring Costs (“OIBDA”) is not a measure of performance or liquidity determined in accordance with Generally Accepted Accounting Principles (‘GAAP’) in the United States.  However, we believe that this measure is useful in evaluating our performance because it reflects a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions.  This measure is widely used in the broadcast industry to evaluate a company’s operating performance and is used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations.  However, this measure should not be considered in isolation or as a substitute for Operating Income, Net Income, Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because OIBDA is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Included below are tables that reconcile OIBDA to operating income (loss) for each segment and consolidated net income (loss), which is the most directly comparable GAAP financial measure.

	Quarter Ended March 31, 2013

(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate

OIBDA	$ 9,660	12,269	(179)	(2,430)
Less expenses excluded from OIBDA but included in operating income (loss):
Depreciation and amortization	1,358	511	774	73
(Gain) loss on the disposal of assets, net	(13)	—	—	(13)
Impairment charges and restructuring costs	1,000	—	1,000	—

Operating Income (Loss)	$ 7,315	11,758	(1,953)	(2,490)

	Quarter Ended March 31, 2012

(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate

OIBDA	$ 6,332	9,513	(829)	(2,352)
Less expenses excluded from OIBDA but included in operating income (loss):
Depreciation and amortization	1,453	551	780	122
(Gain) loss on the disposal of assets, net	—	—	—	—
Impairment charges and restructuring costs	56	—	—	56

Operating Income (Loss)	$ 4,823	8,962	(1,609)	(2,530)

	Quarter Ended March 31,

(Unaudited and in thousands)	2013	2012

Operating Income	$ 7,315	4,823
Other (expense) income:
Interest expense, net	(9,931)	(6,838)
Loss on early extinguishment of debt	—	(391)

Loss before income taxes	(2,616)	(2,406)
Income tax expense	137	1,257

Net loss	$ (2,753)	(3,663)

Spanish Broadcasting System, Inc.	Page 6

Unaudited Segment Data

We have two reportable segments: radio and television.  The following summary table presents separate financial data for each of our operating segments:

	Quarter Ended
	March 31,

	2013	2012

	(In thousands)
Net revenue:
Radio	$ 32,959	27,778
Television	6,144	4,316

Consolidated	$ 39,103	32,094

Engineering and programming expenses:
Radio	$ 5,104	5,307
Television	2,399	3,097

Consolidated	$ 7,503	8,404

Selling, general and administrative expenses:
Radio	$ 15,586	12,958
Television	3,924	2,048

Consolidated	$ 19,510	15,006

Corporate expenses:	$ 2,430	2,352
Depreciation and amortization:
Radio	$ 511	551
Television	774	780
Corporate	73	122

Consolidated	$ 1,358	1,453

(Gain) loss on the disposal of assets, net:
Radio	$ —	—
Television	—	—
Corporate	(13)	—

Consolidated	$ (13)	—

Impairment charges and restructuring costs:
Radio	$ —	—
Television	1,000	—
Corporate	—	56

Consolidated	$ 1,000	56

Operating income (loss):
Radio	$ 11,758	8,962
Television	(1,953)	(1,609)
Corporate	(2,490)	(2,530)

Consolidated	$ 7,315	4,823

Spanish Broadcasting System, Inc.	Page 7

Selected Unaudited Balance Sheet Information and Other Data:

As of
(Amounts in thousands)	March 31, 2013

Cash and cash equivalents	$ 37,392

Total assets	$ 473,630

12.5% Senior Secured Notes due 2017, net	$ 268,123
Other debt	11,193

Total debt	$ 279,316

Series B preferred stock	$ 92,349
Accrued Series B preferred stock dividends payable	31,851

Total	$ 124,200

Total stockholders’ deficit	$ (51,030)

Total capitalization	$ 352,486

	For the Fiscal Year Ended March 31,

	2013	2012

Capital expenditures	$ 217	364

Cash paid for income taxes	$ —	—